Filed pursuant to Rule 424(b)(3)
Registration No. 333-259396
PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated March 16, 2022)

Rockley Photonics Holdings Limited
Up to 15,000,000 Ordinary Shares

This prospectus supplement supplements the prospectus dated March 16, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-259396). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their donees, pledgees, transferees, or other successors in interest, including those who receive any of the shares as a gift, pledge, distribution, redemption, repurchase, cancellation, or other non-sale related transfer (the “selling securityholders”) of up to 15,000,000 of our ordinary shares, nominal value $.000004026575398 per share (“Ordinary Shares”) , including 5,000,000 Ordinary Shares purchased by entities affiliated with SC Health Holdings Limited (the “Sponsor”), issued by Rockley Photonics Holdings Limited, a Cayman Islands exempted company (“HoldCo,” the “Company,” “Rockley,” “we,” or “us”) in a private placement (the “PIPE financing”) in connection with the closing of the business combination (the “Business Combination”) by and among HoldCo, SC Health Corporation, a Cayman Islands exempted company (“SC Health”), and Rockley Photonics Limited, a company organized under the laws of England and Wales (“Rockley UK”). We are registering the offer and sale of Ordinary Shares covered by the Prospectus and this prospectus supplement to satisfy certain registration rights we have granted pursuant to subscription agreements by and among HoldCo, SC Health, and the investors in the PIPE financing. Our registration of the securities covered by the Prospectus and this prospectus supplement does not mean that the selling securityholders will offer or sell any of the Ordinary Shares. The selling securityholders may sell the Ordinary Shares covered by the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the Ordinary Shares in the section of the Prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of Ordinary Shares by the selling securityholders pursuant to the Prospectus and this prospectus supplement. We will pay certain expenses associated with the registration of the securities covered by the Prospectus and this prospectus supplement, as described in the section of the Prospectus entitled “Plan of Distribution.” In connection with any sales of securities offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).
Our Ordinary Shares are listed on the New York Stock Exchange under the symbol “RKLY”. On May 17, 2022, the closing price of our Ordinary Shares was $2.48 per share. We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 4 of the Prospectus and in the documents incorporated by reference in the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 18, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K
____________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 16, 2022
____________________________

Rockley Photonics Holdings Limited
(Exact name of registrant as specified in its charter)
 ____________________________

Cayman Islands	001-40735	98-1644526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3rd Floor 1 Ashley Road Altrincham, Cheshire United Kingdom (Address of principal executive offices)		WA14 2DT (Zip Code)
+44 (0) 1865 292017
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
 ____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Ordinary shares, $0.000004026575398 par value per share	RKLY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one ordinary share at an exercise price of $11.50 per share	RKLY.WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders

The Annual Meeting of Shareholders of Rockley Photonics Holdings Limited (the “Company”) was held on May 16, 2022 (the “Annual Meeting”). Two proposals were submitted to shareholders as described in the Proxy Statement for the Annual Meeting and were approved by the Company’s shareholders at the Annual Meeting. The proposals and the results of the shareholder votes are as follows.

1. Proposal to elect two Class I directors to serve until the 2025 annual meeting of shareholders or until their successors are duly elected and qualified:

	For	Against	Abstain	Broker Non-Votes
Brian Blaser	52,632,319	877,553	33,302	15,615,513
Pamela Puryear	52,819,803	690,476	32,895	15,615,513

2. Proposal to ratify the appointment of Ernst & Young LLP as the independent accounting firm of the Company for the fiscal year ending December 31, 2022:

For	Against	Abstain
68,645,319	41,215	472,151

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockley Photonics Holdings Limited

Date:	May 18, 2022	By:	/s/ Tom Adams
		Name:	Tom Adams
		Title:	General Counsel